Exhibit 23.2

Genie Energy Ltd.

Newark, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of Genie Energy Ltd.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Woodbridge, NJ

June 18, 2018